Exhibit 99.1

AMC Networks Inc. Announces Pricing of $125 Million Offering of Convertible Senior Notes

NEW YORK, June 17, 2024 – AMC Networks Inc. (Nasdaq: AMCX) (the “Company” or “AMC Networks”) today announced the pricing of $125 million aggregate principal amount of 4.25% convertible senior notes due 2029 in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the offering of the notes, the Company has granted the initial purchasers an option to purchase, for settlement within a 13-day period beginning on, and including, the first day on which the notes are issued, up to an additional $18.75 million aggregate principal amount of the notes. The offering of the notes is expected to close on June 21, 2024, subject to satisfaction of customary closing conditions.

AMC Networks expects to use the net proceeds from the offering for general corporate purposes, which may include the repayment of indebtedness.

The notes will be fully and unconditionally guaranteed, on a joint and several basis, by each of AMC Networks’ existing and future domestic subsidiaries that guarantee its existing credit facilities and senior notes, subject to certain exceptions, on a senior, unsecured basis. The notes will be general senior unsecured obligations of AMC Networks and will pay interest semi-annually on February 15 and August 15 of each year, beginning on February 15, 2025, at a rate of 4.25% per year. The notes will mature on February 15, 2029, unless redeemed, repurchased or converted earlier in accordance with their terms. The initial conversion rate for the notes will be 78.5083 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $12.74 per share of AMC Networks’ Class A common stock and is subject to adjustment under the terms of the notes. The initial conversion price of the notes represents a premium of approximately 25.0% to the last reported sale price of $10.19 per share of AMC Networks’ Class A common stock on the Nasdaq on June 17, 2024. Prior to November 15, 2028, the notes will be convertible only upon satisfaction of certain conditions and during certain periods, and, thereafter, the notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, AMC Networks will pay or deliver, as the case may be, cash, shares of AMC Networks’ Class A common stock or a combination of cash and shares of AMC Networks’ Class A common stock, at its election.

The notes are being offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and the shares of AMC Networks’ Class A common stock issuable upon conversion of the notes, if any, have not been registered under the Securities Act or the securities laws of any other jurisdiction, and the notes and any such shares may not be offered or sold absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, including the notes or AMC Networks’ Class A common stock, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AMC Networks

AMC Networks (Nasdaq: AMCX) is home to many of the greatest stories and characters in TV and film and the premier destination for passionate and engaged fan communities around the world. The company creates and curates celebrated series and films across distinct brands and makes them available to audiences everywhere. Its portfolio includes targeted streaming services AMC+, Acorn TV, Shudder, Sundance Now, ALLBLK and HIDIVE; cable networks AMC, BBC AMERICA (operated through a joint venture with BBC Studios), IFC, SundanceTV and WE tv; and film distribution labels IFC Films and RLJE Films. The company also operates AMC Studios, its in-house studio, production and distribution operation behind acclaimed and fan-favorite original franchises including The Walking Dead Universe and the Anne Rice Immortal Universe; and AMC Networks International, its international programming business.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the timing and completion of the offering of the notes and the anticipated use of proceeds from the offering. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Contacts

Investor Relations Nicholas Seibert nicholas.seibert@amcnetworks.com	Corporate Communications Georgia Juvelis georgia.juvelis@amcnetworks.com